EX 99-1

                                                      News
                                                      Release


Vectren Corporation

                                                      P.O. Box 209 Evansville,
                                                      IN 47702-0209

FOR IMMEDIATE RELEASE

January 26, 2005

                               Vectren Corporation
                               Reports Fiscal 2004
                                     Results


Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported net income of $109.3 million, or $1.45 per share, for the year ended December 31, 2004, compared to net income of $111.2 million, or $1.58 per share, in 2003. Net income for the fourth quarter ended December 31, 2004, was $41.5 million, or $0.55 per share, compared to net income of $44.1 million, or $0.59 per share, for the same period last year.

Company Highlights

     o Implemented new Vectren South gas rates in July 2004 o Implemented new Vectren North gas rates in December 2004 o Increased earnings contributions from the three primary nonregulated business groups
     o Increased common stock dividends paid for the 45th consecutive year o Affirmed 2005 earnings guidance

The Company estimates that mild weather unfavorably impacted 2004 earnings by $5.0 million after tax, or $0.07 per share compared to 2003. As part of the Company's plan to narrow the focus of its nonregulated businesses, during the first and second quarter of 2004, the Company recorded impairment charges associated with its broadband-related businesses and investments, which totaled $6.0 million after tax, or $0.08 per share. Fiscal year 2004 earnings per share were also reduced $0.10 as the result of an increase in weighted average shares outstanding, resulting primarily from the Company's equity offering in August 2003.

Said Niel C. Ellerbrook, Chairman, President and CEO, "Overall, fiscal 2004 was a good year for Vectren. Our net income from operations, excluding the $5.0 million after tax impact of unfavorable weather and the $6.0 million after tax impact relating to broadband charges, grew to $120.3 million, an 8% increase from 2003. We made great strides in implementing our regulatory initiatives during 2004 which will provide the opportunity for significantly improved earnings from regulated operations in 2005. The equity sold in 2003 strengthened our balance sheet and provided the opportunity to increase earnings and returns on the capital invested in our gas utilities. We implemented new base rates in our Indiana gas territories and would expect to implement new rates for our Ohio service area late in the first quarter of 2005. We achieved great results from our three primary nonregulated business groups and continued our plan of narrowing nonregulated operations to those businesses that are integrated with our utilities and provide a more stable platform for future growth."

2005 Earnings Guidance

As previously announced, fiscal 2005 earnings are expected to be in the range of $1.70 to $1.90 per share. The targeted range is based on several factors, including normal weather conditions, continued growth from the Company's complementary nonregulated businesses and securing rate relief at Vectren Energy Delivery of Ohio (VEDO).

Utility Group

Utility Group earnings for the fourth quarter 2004 were $31.2 million, as compared to $34.5 million for the same quarter last year. During the quarter, utility margin growth was largely offset by increased other operating costs resulting from the December 2003 implementation of a bad debt tracker in Ohio which lowered 2003 operating costs, increased depreciation expense related to normal plant additions and increasing NOx expenditures, and a higher annual effective income tax rate. For the year, Utility Group earnings were $83.1 million as compared to $85.6 million in 2003. The 2004 earnings decline is due to the impact of unfavorable weather, estimated at $5 million after tax. Margin growth results from the recovery of NOx related environmental expenditures, gas base rate increases implemented in 2004 and customer usage growth. The primary expense changes were higher depreciation and lower bad debt expense in 2003 when 2003 bad debt expense costs related to our Ohio operations were reversed and deferred in the fourth quarter for later recovery under the uncollectible accounts expense rider.

Gas utility margin was $105.9 million for the three months ended December 31, 2004, an increase of $4.9 million compared to 2003. Increased base rates in Vectren's Indiana service territories added margin of approximately $3.7 million and weather 2% cooler than the prior year added an estimated $1.8 million of margin. For the year, gas utility margin was $347.7 million, a decrease of $2.1 million compared to 2003. Heating weather in 2004 was 8% warmer than 2003 and negatively impacted gas utility margin by approximately $9.8 million. Base rate increases implemented in the latter half of 2004 added $4.7 million in margin in 2004.

Electric retail and firm wholesale margin was $57.9 million for the three months ended December 31, 2004, an increase of $3.8 million compared to 2003. Margin increased $2.2 million due to an increase in retail electric rates related to the recovery of and return on NOx related expenditures and investments. The remaining increase was attributable to increased load due to customer growth and usage. Electric retail and firm wholesale margin for the year ended December 31, 2004 was $239.5 million, an increase of $24.8 million compared to 2003. Additional NOx recoveries increased margin $14.6 million in 2004. Cooling weather for the year was 12% warmer than last year, increasing margin an estimated $2.0 million. The remaining increase in margin was attributable to increased small customer usage and increased sales to industrial customers.

Electric wholesale margin primarily results from asset optimization activities derived from generation capacity in excess of that needed to serve native load and firm wholesale customers. Scheduled outages of owned generation earlier in the year, related to scheduled turbine maintenance and the installation of environmental compliance equipment, reduced the availability of excess capacity during the year. Net electric wholesale margin increased $1.9 million for the three months ended December 31, 2004, compared to 2003, but decreased $3.3 million for the year ended December 31, 2004, compared to 2003.

Other operating expenses increased approximately $4.5 million quarter over quarter, primarily attributable to the implementation of the Ohio uncollectible accounts expense rider in 2003 which resulted in the reversal of 2003 bad debt expense. The fourth quarter 2003 includes the impact of the reversal of 2003 expense necessary to reflect the deferral of $4.0 million relating to the Ohio order allowing the company to defer for future recovery its actual bad debt expense in excess of the amount provided in base rates.

Other operating expenses increased $8.4 million for the year ended December 31, 2004 as compared to 2003. The major factors creating the increase were the 2003 deferral of $4.0 million bad debt expenses, NOx related operating expenses of $2.6 million recovered in rates and planned turbine maintenance of $1.9 million.

Depreciation expense for the three and twelve months ended December 31, 2004 increased $4.2 million and $9.9 million respectively, as compared to 2003. NOx related depreciation increased $1.3 million and $4.8 million respectively, with the remaining increase due primarily to normal additions to utility plant.

Taxes other than income taxes increased $1.0 million and $1.6 million for the three and twelve months ended December 31, 2004 as compared to 2003, primarily as a result of increased collections of utility receipts and excise tax due to higher revenues.

Total other income (expense)-net decreased $2.3 million and increased $1.1 million for the three and twelve months ended December 31, 2004, respectively, as compared to 2003. Lower amounts of AFUDC were recorded in 2004 affecting the quarter and annual results as NOx expenditures were placed in service. Fiscal year 2003 includes operating losses and the write-off of the investment in BABB International, totaling $4.2 million.

Interest expense increased $0.6 million and $1.3 million for the three and twelve months ended December 31, 2004 as compared to 2003. The increase reflects the permanent financing of short term borrowings with higher coupon long-term debt and higher interest rates associated with variable rate debt.

Income taxes for 2004 were relatively consistent with 2003, reflecting slightly lower earnings offset by a higher effective tax rate.

Vectren Energy Delivery - Indiana South and North Base Rate Settlements

On June 30, 2004, the IURC approved a $5.7 million base rate increase for Vectren Energy Delivery Indiana - South's (Vectren South) gas distribution business and on November 30, 2004, approved a $24.0 million base rate increase for Vectren Energy Delivery Indiana - North's (Vectren North) gas distribution business. Each order establishes a new rate design that provides for a larger fixed monthly service charge, which is intended to somewhat mitigate earnings volatility related to weather. The base rate change in Vectren South's service territory was implemented on July 1, 2004, resulting in additional 2004 revenues of $2.5 million. The base rate change in Vectren North's service territory was implemented on December 1, 2004, resulting in additional 2004 revenues of $2.2 million. Both cases will contribute a full year of increase in 2005.

The orders also permit Vectren South and Vectren North to track and recover the on-going compliance costs under the federal Pipeline Safety Improvement Act of 2002. The trackers provide for the recovery of incremental non-capital dollars, capped at $750,000 the first year and $500,000 thereafter for Vectren South and $2.5 million per year for Vectren North. Any costs incurred in excess of these annual caps will be deferred for future recovery.

Vectren Energy Delivery of Ohio Pending Base Rate Filing

In 2004 the Company initiated the process of seeking authority to adjust base rates and charges for Vectren Energy Delivery of Ohio's (VEDO) gas distribution business covering west central Ohio. VEDO's request to increase base rates up to $25 million is subject to review and approval by the Public Utilities Commission of Ohio (PUCO). The filing also includes a proposed conservation tariff, which, if approved, will enable the Company to proactively support conservation and promote home weatherization and the reduction of energy consumption. Activities related to the case are ongoing and a public hearing is scheduled to commence on February 1, 2005. Based upon the PUCO's actions in other proceedings, the Company would expect a Commission order in this case late in the first quarter of 2005.

Nonregulated Group (all amounts following in this section are after tax)

Nonregulated Group earnings for the fourth quarter 2004 were $10.6 million, as compared to $10.0 million for the same period last year. Earnings in the fourth quarter of 2003 reflect after tax gains of $1.2 million from the sale of a wholly owned debt collection subsidiary. The 2004 earnings increase reflects improved results from the Company's primary nonregulated business groups, Energy Marketing and Services, Coal Mining, and Utility Infrastructure Services, which contributed $10.8 million in 2004, compared to $9.3 million in 2003. Nonregulated earnings for the year ended December 31, 2004, were $27.8 million compared to $27.6 million in 2003. The Company's three primary nonregulated business groups contributed $32.3 million in 2004, an increase of $4.9 million over 2003.

Energy Marketing and Services

Energy Marketing and Services is comprised of the Company's gas marketing operations, performance contracting operations and retail gas supply operations. Net income generated by Energy Marketing and Services for the three months ended December 31, 2004, was $8.9 million compared to $5.9 million in 2003. Gas marketing operations, performed through ProLiance, contributed quarterly earnings of $6.6 million in 2004 compared to $4.7 million in 2003. For the quarter, Vectren Source's retail gas operations earned $0.5 million compared to break even results in 2003.

Net income generated by Energy Marketing and Services for the year ended December 31, 2004, was $18.0 million compared to $15.3 million in 2003. ProLiance provided the primary earnings contribution, totaling $16.8 million in 2004, as compared to $15.4 million in 2003. ProLiance has achieved record earnings for each of the last four years. The 2004 quarterly and annual increases are primarily related to increased asset optimization from storage activities as a result of significant price volatility. Energy Systems Group's operations contributed earnings of $2.8 million in 2004; nearly matching last years record contribution of $3.0 million. The contribution from Vectren Source's operations was right at plan, a $0.4 million loss in 2004; an improvement of $1.5 million compared to 2003. Vectren Source's improvement in quarter and annual earnings is attributable to its expanded customer base of over 100,000 customers opting for choice among energy providers in Ohio, Indiana and Georgia.

As previously disclosed in the company's publicly filed reports, there is currently a lawsuit pending in the United States District Court for the Northern District of Alabama filed by the City of Huntsville, Alabama (Huntsville Utilities) against ProLiance. During the fourth quarter of 2004, a jury trial was set and the trial began earlier this week. A decision is expected in February 2005. Huntsville Utilities asserts claims based on breach of contract and/or pricing advice, fraud, conversion and other theories including RICO. Huntsville Utilities originally asserted its compensatory damages to be approximately $10 million with certain claims, which if successful, would triple that amount. In the opening argument for the trial, counsel for Huntsville Utilities claimed compensatory damages in excess of $20 million as well as enhanced damages under RICO and punitive damages. In 2003, due to uncertainties surrounding collection, ProLiance established reserves for amounts due from Huntsville Utilities for services provided by ProLiance but no reserves have been established regarding the lawsuit. Both parties have denied the charges contained in the respective claims and it is not possible to predict or determine the outcome of this litigation. While ProLiance believes that it has meritorious defenses to the claims being asserted by Huntsville, an unfavorable outcome could possibly be material to Vectren's earnings.

Coal Mining

The Coal Mining Group mines and sells coal to the Company's utility operations and to other third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels). The Coal Mining Group also generates IRS Code Section 29 tax credits resulting from the production of coal-based synthetic fuels through its 8.3% ownership interest in Pace Carbon Synfuels, LP (Pace Carbon). In addition, Fuels receives synfuel-related fees from synfuel producers unrelated to Pace Carbon for a portion of its coal production. Coal Mining net income for the three months ended December 31, 2004, was $1.4 million compared to $3.3 million in 2003. Mining operations decreased earnings $1.1 million during the quarter compared to last year due to weather, unfavorable mining conditions and increased costs in commodities such as steel, explosives and diesel fuel. Synfuel-related results for the quarter, which include earnings from Pace Carbon and synfuel processing fees earned by Fuels, decreased $0.8 million. This decrease reflects lower production of synthetic fuel produced by Pace Carbon due to feed stock problems at one of their four plants. The underperforming plant was relocated and recently begun production.

Coal Mining net income for the year ended December 31, 2004, was $12.5 million, as compared to $13.0 million in 2003. Mining operations increased earnings in 2004 by $0.7 million compared to last year due primarily to improved production and market pricing which were partially offset by weather and increased commodity costs. Virtually all of 2005 sales are under contract at price levels above those seen in 2004. Synfuel-related results in 2004 were $12.1 million compared to $13.3 million in 2003. The 2004 decrease reflects Pace Carbon's lower production of synthetic fuel compared to 2003 due to the feed stock problems discussed above.

Utility Infrastructure Services

Utility Infrastructure Services provides underground construction and repair to gas, water, electric and telecommunications companies primarily through its investment in Reliant Services, LLC (Reliant) and Reliant's 100% ownership in Miller Pipeline. Reliant is a 50% owned strategic alliance and is accounted for using the equity method of accounting. Infrastructure Services' earnings increased by $0.4 million, totaling $0.5 million for the three months ended December 31, 2004. The improvement in annual earnings of $2.7 million over 2003 was primarily driven by better pricing and increases in utility and municipal waste water construction and repair spending during 2004. These changes, along with productivity improvements, resulted in record annual earnings of $1.8 million.

Broadband and Other Businesses

Broadband invests in communication services, such as cable television, high-speed internet, and advanced local and long distance phone services. The Other Businesses Group includes a variety of operations and investments. For the three months ended December 31, 2004, earnings from Broadband and Other Businesses decreased by $0.9 million due to the sale of a wholly owned debt collection subsidiary in the fourth quarter of 2003. The sale resulted in an after tax gain of approximately $1.2 million.

For the year ended December 31, 2004, Broadband and the Other Businesses Groups reported $4.5 million in losses, as compared to earnings of $0.2 million in 2003. During 2004, the Company continued to evaluate strategic alternatives for its broadband investments and concluded that it is unlikely that it would make additional investments. As a result, in the first quarter of 2004, the Company recorded impairment charges for its investment in SIGECOM and its franchises in the Indianapolis and Dayton markets totaling $3.6 million after-tax. The Company also ceased operations of Vectren Communications Services, Inc. (VCS), a municipal broadband consulting business, during the second quarter of 2004. This decision resulted in losses of $2.4 million after tax due primarily to inventory write downs, cessation charges, and other costs. Total losses by VCS in 2004 were $2.6 million, as compared to losses of $1.8 million in 2003. The year ended December 31, 2003 also includes a $1.2 million after tax loss resulting from the sale of a small broadband operation in Indianapolis. The Other Businesses Group's 2003 results include $3.8 million in after tax gains from the sale of debt collection and supply chain management subsidiaries and the sale of an investment in a company that provides real-time power plant and transmission line status information.

During 2004, Haddington Energy Partnerships sold their investments in SAGO Energy, LP (SAGO) for cash. The Company recognized its portion of the gain, totaling $5.3 million after tax. These earnings were partially offset by Haddington's write-down of Nations Energy Holdings, of which Vectren's portion was $3.5 million after tax. In total, earnings from Haddington for the year ended December 31, 2004, were $2.0 million compared to a loss of $0.6 million in 2003.

Corporate

Contributions to various community and civic organizations and corporate and other expenses in 2004 were $1.6 million after tax.

Financial

As a result of the long-term debt and equity financings completed in 2003, total long-term debt to permanent capitalization was 48% at December 31, 2004. Vectren remains committed to improving its balance sheet and maintaining strong investment grade ratings. Vectren's utility debt is currently rated A- and Baa1 by Standard & Poor's and Moody's, respectively.

Dividends

Vectren's Board of Directors authorized a $0.295 dividend payable March 1, 2005, to shareholders of record at the close of business on February 15, 2005. In October 2004, Vectren's Board of Directors approved a 3.5% increase in the quarterly dividend rate to $0.295 per share, a new indicated annual dividend rate of $1.18 per share. Vectren and predecessor companies have now increased the dividend for 45 consecutive years.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on January 27, 2005

Vectren management will discuss fiscal year 2004 earnings results and provide an outlook for 2005 during a conference call for analysts scheduled at 2:30 p.m. EST (1:30 CST), Thursday, January 27, 2005. You are invited to listen to the live, audio only Webcast of the conference call as well as view the accompanying slide presentation by choosing "Earnings Release and Webcast" on Vectren's website, www.Vectren.com. Approximately two hours after the completion of the Webcast, interested parties may also view the slide presentation and listen to the Webcast replay at Vectren's website.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K on Form 10-K filed with the Securities and Exchange Commission on February 26, 2004.

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com
                                                    -------------------
Media Contact     Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com
                                                        ----------------------

                                   VECTREN CORPORATION
                                 AND SUBSIDIARY COMPANIES

                             CONSOLIDATED STATEMENTS OF INCOME
                           (Thousands, except per share amounts)
                                        (Unaudited)


                                                    Three Months             Twelve Months
                                                  Ended December 31        Ended December 31
                                                ---------------------   -----------------------
                                                   2004       2003         2004         2003
                                                ---------------------   -----------------------
OPERATING REVENUE:
  Gas utility                                   $ 354,569   $ 323,584   $1,126,205   $1,112,313
  Electric utility                                 91,082      81,498      371,279      335,694
  Energy services and other                        67,689      48,874      192,294      139,703
                                                ---------   ---------   ----------   ----------
       Total operating revenues                   513,340     453,956    1,689,778    1,587,710
                                                ---------   ---------   ----------   ----------
OPERATING EXPENSES:
  Cost of gas sold                                248,662     222,595      778,475      762,464
  Fuel for electric generation                     23,723      20,223       96,132       86,477
  Purchased electric energy                         4,077       3,686       20,655       16,172
  Cost of energy services and other                53,309      37,176      143,450      103,737
  Other operating                                  61,038      54,334      248,811      233,729
  Depreciation and amortization                    36,521      31,914      140,138      128,656
  Taxes other than income taxes                    16,205      14,949       59,464       57,004
                                                ---------   ---------   ----------   ----------
       Total operating expenses                   443,535     384,877    1,487,125    1,388,239
                                                ---------   ---------   ----------   ----------

OPERATING INCOME                                   69,805      69,079      202,653      199,471

OTHER INCOME:
  Equity in earnings of unconsolidated
      affiliates                                    9,477       5,719       22,989       12,169
  Other - net                                       2,386       6,769        1,405       12,943
                                                ---------   ---------   ----------   ----------
       Total other income                          11,863      12,488       24,394       25,112
                                                ---------   ---------   ----------   ----------

INTEREST EXPENSE                                   20,170      18,892       77,682       75,586
                                                ---------   ---------   ----------   ----------

INCOME BEFORE INCOME TAXES                         61,498      62,675      149,365      148,997

INCOME TAXES                                       19,997      18,511       39,972       37,669

MINORITY INTEREST IN SUBSIDIARY                         9          12           62           66

PREFERRED DIVIDEND REQUIREMENT OF SUBSIDIARY            2           5           13           23
                                                ---------   ---------   ----------   ----------

NET INCOME                                      $  41,490   $  44,147   $  109,318   $  111,239
                                                =========   =========   ==========   ==========

AVERAGE COMMON SHARES OUTSTANDING                  75,626      75,344       75,568       70,623
DILUTED COMMON SHARES OUTSTANDING                  76,005      75,578       75,917       70,820

EARNINGS PER SHARE OF COMMON STOCK
  BASIC:

    EARNINGS PER SHARE OF COMMON STOCK          $    0.55   $    0.59   $     1.45   $     1.58
                                                =========   =========   ==========   ==========

  DILUTED:

    EARNINGS PER SHARE OF COMMON STOCK          $    0.55   $    0.58   $     1.44   $     1.57
                                                =========   =========   ==========   ==========


                                  VECTREN UTILITY HOLDINGS
                                   AND SUBSIDIARY COMPANIES

                               CONSOLIDATED STATEMENTS OF INCOME
                             (Thousands, except per share amounts)
                                        (Unaudited)

                                                    Three Months             Twelve Months
                                                  Ended December 31        Ended December 31
                                                ---------------------   -----------------------
                                                   2004        2003        2004         2003
                                                ---------------------   -----------------------
OPERATING REVENUE:
  Gas utility                                   $ 354,569   $ 323,584   $1,126,205   $1,112,313
  Electric utility                                 91,082      81,498      371,279      335,694
  Other                                                40         199          562          793
                                                ---------   ---------   ----------   ----------
       Total operating revenues                   445,691     405,281    1,498,046    1,448,800
                                                ---------   ---------   ----------   ----------
OPERATING EXPENSES:
  Cost of gas sold                                248,662     222,595      778,475      762,464
  Fuel for electric generation                     23,723      20,223       96,132       86,477
  Purchased electric energy                         4,077       3,686       20,655       16,172
  Other operating                                  52,687      48,235      218,503      210,098
  Depreciation and amortization                    33,308      29,149      127,819      117,948
  Taxes other than income taxes                    15,842      14,844       58,243       56,626
                                                ---------   ---------   ----------   ----------
       Total operating expenses                   378,299     338,732    1,299,827    1,249,785
                                                ---------   ---------   ----------   ----------

OPERATING INCOME                                   67,392      66,549      198,219      199,015

OTHER INCOME (EXPENSE):
  Equity in earnings (losses) of
     unconsolidated affiliates                          -         (20)         204         (473)
  Other - net                                       1,443       3,806        5,166        4,762
                                                ---------   ---------   ----------   ----------
       Total other income (expense)                 1,443       3,786        5,370        4,289
                                                ---------   ---------   ----------   ----------

INTEREST EXPENSE                                   17,235      16,676       67,408       66,135
                                                ---------   ---------   ----------   ----------

INCOME BEFORE INCOME TAXES                         51,600      53,659      136,181      137,169

INCOME TAXES                                       20,354      19,154       53,035       51,582

PREFERRED DIVIDEND REQUIREMENT OF SUBSIDIARY            2           5           13           23
                                                ---------   ---------   ----------   ----------

NET INCOME                                      $  31,244   $  34,500   $   83,133   $   85,564
                                                =========   =========   ==========   ==========



          VECTREN CORPORATION                   3 Months                 12 Months
               HIGHLIGHTS                   Ended December 31         Ended December 31
  (millions, except per share amounts)   ----------------------------------------------
               (Unaudited)                  2004           2003        2004       2003
---------------------------------------------------------------------------------------
Reported Earnings:
  Utility Group                            $ 31.2         $ 34.5      $ 83.1     $ 85.6

  Non-regulated Group
     Energy Marketing and Services            8.9            5.9        18.0       15.3
     Mining                                  (1.2)          (0.1)        0.4       (0.3)
     Synfuels related                         2.6            3.4        12.1       13.3
                                           ------         ------      ------     ------
         Total Coal Mining                    1.4            3.3        12.5       13.0
     Utility Infrastructure Services          0.5            0.1         1.8       (0.9)
     Broadband                                0.1            0.1        (3.2)      (1.1)
     Other Businesses                        (0.3)           0.6        (1.3)       1.3
                                           ------         ------      ------     ------
     Total Non-regulated Group               10.6           10.0        27.8       27.6

  Corporate and Other                        (0.3)          (0.4)       (1.6)      (2.0)
                                           ------         ------      ------     ------

  Vectren Consolidated                     $ 41.5         $ 44.1      $109.3     $111.2
                                           ======         ======      ======     ======


Vectren Selected Highlights
                                          12 months    12 months
                                            Ended        Ended
                                         December 31  December 31
                                            2004         2003
                                         -----------  -----------

Dividends Paid (per common share,
   12 months)                              $ 1.15         $ 1.11

Annualized Dividend                        $ 1.18         $ 1.14

Dividend Yield (at close)                    4.4%           4.6%

Dividend Payout Ratio                       79.3%          70.3%

Dividend to Book Value                       8.2%           8.0%


Return on Average Shareholders' Equity      10.1%          11.5%


Book Value Per Share                      $ 14.43        $ 14.17

Market to Book Value (at close)              186%           174%

Common Stock Prices (VVC - NYSE)

High                                      $ 27.09        $ 26.13

Low                                       $ 22.86        $ 19.70

Close                                     $ 26.80        $ 24.65

Price/Earnings Ratio (trailing)              18.5           15.6

Ratio of Total Debt to Total
   Capitalization                             57%            56%

Percent Internally Generated Funds -
   Utility Group                              65%            66%

Ratio of Earnings to Fixed Charges -
   SEC Method

        Consolidated                          2.9            3.0
        Utility Group                         3.0            3.1


      VECTREN CORPORATION
   SELECTED GAS DISTRIBUTION                3 Months                12 Months
      OPERATING STATISTICS              Ended December 31        Ended December 31
                                      ---------------------   -----------------------
          (Unaudited)                    2004        2003        2004         2003
-----------------------------------   ---------   ---------   ----------   ----------
GAS OPERATING REVENUES (Thousands):

     Residential                      $ 240,185   $ 218,724   $  744,540   $  741,211

     Commercial                          86,633      78,267      282,492      275,821

     Contract                            24,658      23,455       86,765       86,356

     Miscellaneous Revenue                3,093       3,138       12,408        8,925
                                      ---------   ---------   ----------   ----------
                                      $ 354,569   $ 323,584   $1,126,205   $1,112,313
                                      =========   =========   ==========   ==========
GAS MARGIN (Thousands):

     Residential                      $  69,802   $  66,014   $  224,101   $  227,078

     Commercial                          19,732      18,959       64,254       65,231

     Contract                            14,912      13,593       53,461       51,493

     Miscellaneous                        1,461       2,423        5,914        6,047
                                      ---------   ---------   ----------   ----------
                                      $ 105,907   $ 100,989   $  347,730   $  349,849
                                      =========   =========   ==========   ==========
GAS SOLD & TRANSPORTED (MDth):

     Residential                         25,036      25,690       79,011       84,113

     Commercial                           9,494       9,735       31,655       33,760

     Contract                            24,391      24,531       89,677       91,471
                                      ---------   ---------   ----------   ----------
                                         58,921      59,956      200,343      209,344
                                      =========   =========   ==========   ==========
YEAR END GAS CUSTOMERS

     Residential                                                 898,862      887,891

     Commercial                                                   81,087       80,292

     Contract                                                      4,042        4,047
                                                              ----------   ----------
                                                                 983,991      972,230
                                                              ==========   ==========
WEATHER  AS A PERCENT OF NORMAL:

    Heating Degree Days                     91%         89%          92%         100%


       VECTREN CORPORATION
        SELECTED ELECTRIC                    3 Months                   12 Months
       OPERATING STATISTICS              Ended December 31          Ended December 31
                                      -----------------------    -----------------------
           (Unaudited)                   2004         2003          2004         2003
----------------------------------    ----------   ----------    ----------   ----------
ELECTRIC OPERATING REVENUES
  (Thousands):

     Residential                      $   26,507   $   22,884    $  119,753   $  105,381

     Commercial                           22,875       21,259        92,867       82,268

     Industrial                           26,672       24,417       107,568       92,746

     Municipals                            5,204        5,493        23,561       21,534

     Miscellaneous Revenue                 1,275        2,463         3,694        7,185
                                      ----------   ----------    ----------   ----------
       Total Retail                       82,533       76,516       347,443      309,114

     Net Wholesale Revenues                8,549        4,982        23,836       26,580
                                      ----------   ----------    ----------   ----------
                                      $   91,082   $   81,498    $  371,279   $  335,694
                                      ==========   ==========    ==========   ==========
ELECTRIC MARGIN (Thousands):

     Residential                      $   20,992   $   17,899    $   93,459   $   81,950

     Commercial                           16,694       15,460        66,257       59,110

     Industrial                           15,940       15,094        62,398       53,533

     Municipals                            3,089        3,289        13,861       13,115

     Miscellaneous                         1,234        2,398         3,563        7,060
                                      ----------   ----------    ----------   ----------
       Total Retail                       57,949       54,140       239,538      214,768
                                      ----------   ----------    ----------   ----------
     Net Wholesale Margin                  5,333        3,449        14,954       18,277
                                      ----------   ----------    ----------   ----------
                                      $   63,282   $   57,589    $  254,492   $  233,045
                                      ==========   ==========    ==========   ==========
ELECTRICITY SOLD (MWh):

     Residential                         317,513      297,497     1,501,707    1,441,706

     Commercial                          353,772      346,036     1,501,513    1,422,127

     Industrial                          612,497      564,979     2,543,534    2,416,885

     Municipals                          139,164      151,362       625,925      600,924

     Miscellaneous Sales                   3,964        4,319        13,481       17,210
                                      ----------   ----------    ----------   ----------

       Total Retail                    1,426,910    1,364,193     6,186,160    5,898,852

     Wholesale                         1,189,760    1,265,952     3,526,005    4,305,190
                                      ----------   ----------    ----------   ----------
                                       2,616,670    2,630,145     9,712,165   10,204,042
                                      ==========   ==========    ==========   ==========
YEAR END ELECTRIC CUSTOMERS

     Residential                                                    118,998      117,868

     Commercial                                                      17,096       17,054

     Industrial                                                         152          155

     All Others                                                          21           21
                                                                 ----------   ----------

                                                                    136,267      135,098
                                                                 ==========   ==========
WEATHER  AS A PERCENT OF NORMAL:

    Heating Degree Days                      91%           89%         92%          100%
    Cooling Degree Days                      69%           52%         90%           80%